Exhibit 10.2

AMENDMENT NO. 1

TO

STOCK YARDS BANK & TRUST COMPANY

2005 RESTATED

SENIOR EXECUTIVE SEVERANCE AGREEMENT

THIS AMENDMENT NO. 1 ("Amendment") to the 2005 Restated Senior Executive Severance Agreement (the "Agreement") between Stock Yards Bank & Trust Company (the "Bank") and _________________ (the "Executive") is adopted effective January 1, 2009.

Recitals

A.        The Bank has entered into severance agreements with certain key executives.

B.         The Agreement was restated in 2005 when the IRS finalized regulations under Code Section 280G, and to address Code Section 409A, for which no regulations were then available.

C.         The Bank now desires to amend the Agreement after operating it in good faith compliance with Internal Revenue Code Section 409A since that Section's effective date, to comply with the final regulations under that Code Section that are effective January 1, 2009.

Amendments

1.         The definition of "Termination of Employment" in Section 1 of the Agreement  is hereby amended so that as amended it shall read in its entirety as follows:

"TERMINATION OF EMPLOYMENT" shall mean the date the Bank and the Executive reasonably anticipate that (i) the Executive will not perform any further services for the Bank, the Holding Company, or any other entity considered a single employer with the Bank under Section 414(b) or (c) of the Code (inserting 50% threshold for ownership in each place where 80% now appears therein) (the "Employer Group"), or (ii) the level of bona fide services the Executive will perform for the Employer Group after that date will permanently decrease to less than 20% of the average level of bona fide services performed over the previous 36 months (or if shorter, over the duration of service).  For this purpose, service performed as an employee or as an independent contractor is counted, except that service as a member of the board of directors of an Employer Group entity is not counted unless benefits under this Plan are aggregated with benefits under any other Employer Group plan or agreement in which Executive also participates as a director.  A Executive will not be treated as having a Termination of Employment while on military leave, sick leave or other bona fide leave of absence if the leave does not exceed six months or, if longer, the period during which Executive has a reemployment right under statute or contract.  If a bona fide leave of absence extends beyond six months, Executive will be considered to have a Termination of Employment on the first day after the end of such six month period, or on the day after Executive's statutory or contractual reemployment right lapses, if later.  The Company will determine when Executive's Termination of Employment occurs based on all relevant facts and circumstances, in accordance with the definition of separation from service in Treasury Regulation Section 1.409A-1(h).

2.         Section 2(d) of the Agreement is hereby amended so that as amended it shall read in its entirety as follows:

(d)       DELAY IN PAYMENTS TO SPECIFIED EMPLOYEES.  Notwithstanding anything herein to the contrary, in the case of an Executive who is a "specified employee" within the meaning of Treas. Reg. Section 1.409A-1(i) (or any successor thereto), using the prior calendar year as the determination period,  at the time a payment or reimbursement hereunder on account of Termination of Employment that is not exempt from Section 409A of the Code would otherwise take place, the payment shall not be made or commence earlier than six months after the effective date of the Executive's Termination of Employment.

3.          Section 6 of the Agreement is hereby amended so that as amended it shall read in its entirety as follows:

6.          FEES AND COSTS.  The Bank agrees to pay or reimburse all reasonable legal fees, costs, and expenses arising out of or in any way related to or incurred by the Executive in connection with enforcing any right or benefit provided in this Agreement, or in interpreting this Agreement or calculating the amounts required to be paid to the Executive under this Agreement, or in contesting or disputing any termination of the Executive's employment hereunder purportedly for Cause or other action taken by the Bank hereunder.  Such amounts shall be paid promptly after demand is made by Executive and Executive's provision to the Bank of reasonably satisfactory evidence of such fees and expenses, but shall in no event be paid or payable on or before the last day of the Executive's taxable year following the taxable year in which the expense was incurred.

5.         Section 7 of the Agreement is hereby amended so that as amended it shall read in its entirety as follows:

            7.         INDEMNITY.   The Bank agrees to and does hereby indemnify and hold Executive harmless from and against any and all excise taxes payable by the Executive pursuant to Code Section 4999 as a result of any payment hereunder being deemed an "excess parachute payment" under Code Section 280G, and all further excise taxes and federal and state income taxes (together with interest and penalty, if any) payable with respect to, or as a result of the operation of, this indemnification provision, it being the intent of this paragraph 7 to "gross up" the amount paid to the Executive so that he is in the same economic position he would have been but for certain payments hereunder being deemed excess parachute payments.  For purposes of the preceding sentence, to the extent the payments made under this Agreement, together with other payments made by SY Bancorp or the Bank to the Executive, cause the total of all such payments to result in an "excess parachute payment" under Code Section 280G, an ordering rule shall apply whereby the payments under this Agreement shall be deemed the "excess parachute payment"; provided, however, in no event shall the amount which is deemed to be the "excess parachute payment" for purposes of the indemnification under this paragraph 7 exceed the actual "excess parachute payment" under Code Section 280G, resulting from payments made to the Executive by SY Bancorp or the Bank.  Any payments made under this indemnification provision will be paid to the Executive on or about the first day of April in the year following the year in the event triggering the right to a Severance Payment occurred.

IN WITNESS WHEREOF, this 2005 Restated Stock Yards Bank and Trust Company Senior Executive Severance Agreement is hereby amended as of the date set forth above, but actually on the date signed as indicated below.

STOCK YARDS BANK AND TRUST COMPANY

By:

Title:

Date:

SY BANCORP, INC.

By:

Title:

Date:

[EXECUTIVE]

Title:

Date: